Exhibit (a)(5)(D)

Marathon Petroleum Corp. announces modified Dutch auction tender offer to purchase up to $4.0 billion of its outstanding common stock

FINDLAY, Ohio, May 17, 2021 – Marathon Petroleum Corp. (NYSE: MPC) today announced that it commenced a “modified Dutch auction” tender offer to purchase up to $4.0 billion of shares of its common stock, or such lesser number of shares of its common stock as are properly tendered and not properly withdrawn, at a price not greater than $63.00 and not less than $56.00 per share of common stock, to the tendering shareholder in cash, less any applicable withholding taxes and without interest (the “Offer”). The Offer is made upon the terms and subject to the conditions described in the offer to purchase and in the related letter of transmittal. The Offer begins today, May 17, 2021, and will expire at Midnight, New York City time, at the end of the day on June 14, 2021 (the “Expiration Date”), unless extended or earlier terminated by MPC.

MPC is conducting the Offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows shareholders to select the price, within a price range specified by MPC, and the number of shares they are willing to sell at that price (or, should a higher price be determined as the “purchase price,” such higher price). MPC intends to fund the purchase of the shares with a portion of the after-tax proceeds from the sale of Speedway, a retail transportation fuel and convenience store business, to 7-Eleven, Inc., which was completed on May 14, 2021. The Offer is being made under MPC’s previously announced $10.0 billion share repurchase authorization.

The purchase price will be the lowest price per share (in increments of $0.50) of not greater than $63.00 and not less than $56.00 per share, at which shares have been properly tendered and not properly withdrawn, that will enable MPC to purchase the maximum number of shares having an aggregate purchase price not exceeding $4.0 billion (or, if the Offer is not fully subscribed, all shares properly tendered and not properly withdrawn). Promptly after the Expiration Date, MPC will, on the terms and subject to the conditions described in the offer to purchase, determine the single per-share purchase price that MPC will pay, subject to “odd lot” priority, proration and conditional tender provisions, for shares properly tendered at or below the purchase price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders.

The Offer is not conditioned on the receipt of financing or any minimum value of shares being tendered. The Offer is, however, subject to other conditions, which are detailed in the offer to purchase and in the related letter of transmittal. Tenders of shares must be made prior to the expiration of the Offer and tenders may be withdrawn at any time prior to the expiration of the Offer. MPC may extend or amend the Offer in its sole discretion, subject to applicable law. If the Offer is extended, MPC will delay the acceptance of any shares that have been tendered. MPC can also terminate the Offer under certain circumstances as set forth in the offer to purchase.

All shares purchased in the Offer will be purchased at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in the offer to purchase, it is possible that not all of the shares tendered at or below the purchase price will be purchased if shares having an aggregate purchase price in excess of $4.0 billion are properly tendered at or below the purchase price and not properly withdrawn. No shares tendered above the purchase price will be purchased pursuant to the Offer. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at MPC’s expense promptly after the Expiration Date.

MPC reserves the right, in its sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), MPC may purchase in the Offer up to an additional 2% of its outstanding shares of common stock without amending or extending the Offer.

The dealer managers for the Offer are J.P. Morgan Securities LLC and Barclays Capital Inc. Georgeson LLC is serving as information agent for the Offer and Computershare Trust Company, N.A. is serving as the depositary for the Offer. The offer to purchase, the related letter of transmittal and the other Offer materials will be mailed to MPC shareholders shortly after commencement of the Offer. Shareholders may also obtain copies of the Offer materials online at the website of the SEC at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO to be filed by MPC today with the SEC. Shareholders should read these materials carefully when they become available because they will contain important information, including the terms and conditions of the Offer.

Although MPC’s board of directors has authorized the Offer, none of the board of directors, MPC, the dealer managers, the information agent or the depositary or any of their affiliates has made, and they are not making, any recommendation to shareholders as to whether shareholders should tender or refrain from tendering their shares or as to the price or prices at which shareholders may choose to tender their shares. MPC has not authorized any person to make any such recommendation. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which they will tender the shares. In doing so, shareholders should read carefully the information in, or incorporated by reference in, the offer to purchase and in the letter of transmittal, including the purpose and effects of the Offer. Shareholders are urged to discuss their decision with their own tax advisors, financial advisors and/or brokers.

MPC is making the Offer only by, and pursuant to, the terms of the offer to purchase and the letter of transmittal. The Offer is not being made to shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the “blue sky” or other laws of such jurisdiction, provided that MPC will comply with the requirements of Rule 13e-4(f)(8) under the Securities Exchange Act of 1934, as amended. In any jurisdiction in which the blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of MPC by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071

Kristina Kazarian, Vice President, Investor Relations

Taryn Erie, Manager, Investor Relations

Brian Worthington, Manager, Investor Relations

Media Contacts:

Hamish Banks, Vice President, Corporate Communications (419) 421-2521

Jamal Kheiry, Manager, Corporate Communications (419) 421-3312

Forward-looking statements

All statements in this release, other than statements of historical fact, are forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “should” or “will” or, in each case, their negative, or other variations or comparable terminology. MPC cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPC, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect MPC’s operating results, see MPC’s filings with the SEC, including MPC’s annual report on Form 10-K and quarterly report on Form 10-Q. Copies of MPC’s Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC’s website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC’s Investor Relations office. MPC’s actual results could differ materially from those contained in the forward-looking statements, including the consummation of the announced tender offer, the price and amount of any securities purchased pursuant to the tender offer and MPC’s ability to achieve the benefits contemplated by the tender offer. Any forward-looking statements speak only as of the date of the applicable communication and MPC undertakes no obligation to update any forward-looking statements except to the extent required by applicable law.

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